UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  November 21, 2011

RICI® Linked – PAM Advisors Fund, LLC
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-53647	38-3743129
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

c/o Price Asset Management, Inc., 141 West Jackson Blvd., Suite 1340A
Chicago, IL 60604
(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (312) 261-4431

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06. Material Impairments.

On October 31, 2011, MF Global Holdings Ltd., the parent company of MF Global Inc., Registrant's futures commission merchant, filed for bankruptcy under Chapter 11 of the Bankruptcy Code in the U.S. Bankruptcy Court, Southern District of New York.  On October 31, 2011, MF Global Inc. reported an unprecedented potential deficiency in customer segregated assets and the Securities and Exchange Commission and Commodity Futures Trading Commission determined that the most prudent course to protect customer accounts and assets would be an immediate SIPC-led liquidation of MF Global Inc.  As of October 31, 2011, approximately $33.3 million (10.58%) of RICI® Linked – PAM Total Index Series assets and approximately $2.21 million (14.37%) of RICI® Linked – PAM Agricultural Sector Series assets were held on deposit in customer segregated accounts at MF Global to support open futures positions approximating 10.75% of Registrant's total assets of approximately $330 million.  In a statement dated November 21, 2011, the Trustee for the liquidation of MF Global Inc. stated that he believes there is at least a $1.2 billion deficiency in customer segregated assets at MF Global Inc.  Based on this estimate, and in consultation with Registrant's auditors, Price Asset Management Inc. determined to have RICI® Linked – PAM Total Index Series and RICI® Linked – PAM Agricultural Sector Series take reserves in the amount of $7,330,679 (2.33% of assets) and $486,844 (3.17% of assets), respectively, representing each Series' pro rata share of the Trustee's estimated deficiency in customer segregated assets at MF Global Inc.  These reserves will be reflected in the month ending October 2011 performance for each Series.  At the time of this filing, Price Asset Management Inc. does not anticipate Registrant making any future cash expenditures related to the reserves taken as a result of any deficiency in customer segregated assets at MF Global Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RICI® LINKED – PAM ADVISORS FUND, LLC

	By:	PRICE ASSET MANAGEMENT, INC.
Managing Member

Date: November 29, 2011	By:	/S/ Allen D. Goodman
Allen D. Goodman
Chief Financial Officer